GUARANTY

This **GUARANTY** is made and entered into by New York Mortgage Trust, Inc., a Maryland corporation, having an address at 275 Madison Avenue, Suite 3200, New York, New York 10016 (the "Guarantor"), for the benefit of the Federal Home Loan Bank of Indianapolis, whose address is 8250 Woodfield Crossing Boulevard, Indianapolis, Indiana 46240 (the "FHLBI") on this 1st day of April, 2015. This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):

A. Great Lakes Insurance Holdings LLC, a Michigan captive insurance limited liability company ("Member"), and the FHLBI have entered into that certain Advances, Pledge and Security Agreement, dated March 23, 2015 (as modified by that certain Letter of Understanding dated the date hereof by and between the Member and FHLBI, the "Advances Agreement"), pursuant to which Advances Agreement Member may obtain Advances (as defined in the Advances Agreement) from FHLBI (the "Transactions");

B. The FHLBI has requested, as a condition to entering into any Transactions, that the Guarantor deliver to FHLBI this Guaranty;

C. Member is a wholly owned Subsidiary of Guarantor; and

D. Guarantor expects to benefit if FHLBI enters into Transactions with Member, and desires that FHLBI enter into the Advances Agreement with Member;

E. Guarantor acknowledges that Member is a member of the FHLBI, but that Guarantor does not meet the requirements of 12 U.S.C. § 1424 and as such is ineligible to be a member of the FHLBI; and

F. Guarantor acknowledges that, notwithstanding that Guarantor is ineligible to be a member of the FHLBI, the FHLBI would not engage in any Transactions under the Advances Agreement with Member unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to FHLBI to induce FHLBI to enter into the Advances Agreement.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce FHLBI to enter into the Advances Agreement, Guarantor agrees as follows:

1. *Definitions*. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term used herein which is defined in the Advances Agreement but not defined in this Guaranty shall have the meaning ascribed to such term in the Advances Agreement.

(a) "Collateral" has the meaning ascribed to it in the Advances Agreement.

(b) "DIFS" means the State of Michigan Department of Insurance and Financial Services.

(c) "Guaranteed Obligations" means: (a) "Obligations" as defined in the Advances Agreement to fully and promptly pay all sums owed to FHLBI under the Transactions as and when due in accordance with the Transactions and the Advances Agreement; and (b) all other sums expended by the FHLBI or FHLBI's designee or nominee acting on FHLBI's behalf in exercising FHLBI's rights and remedies pursuant to this Guaranty, including FHLBI's Legal Costs relating to the enforcement of remedies pursuant to this Guaranty.

(d) "Guarantor Litigation" means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.

(e) "Insolvency Proceeding" means any rehabilitation, liquidation, or other action by DIFS under Michigan Compiled Laws Title 500 Chapter 81 or any successor statute, any case under Title 11 of the United States Code or any successor statute or any other insolvency, rehabilitation, receivership, conservatorship, bankruptcy, reorganization, liquidation, or any like proceeding, or other statute or body of law relating to creditors' rights, whether brought under state, federal, or foreign law.

(f) "Legal Costs" means all reasonable out-of-pocket costs and expenses incurred by FHLBI in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any default by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including attorneys' fees, disbursements, and other charges incurred by FHLBI's attorneys, court costs and expenses, and charges for the services of paralegals, law clerks, and all other personnel whose services are charged to FHLBI in connection with FHLBI's receipt of legal services.

(g) "Lien" means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(h) "Member" means: (a) Great Lakes Insurance Holdings LLC; (b) any estate created by the commencement of an Insolvency Proceeding affecting Great Lakes Insurance Holdings LLC; (c) any trustee, liquidator, conservator, rehabilitator, sequestrator, or receiver of Great Lakes Insurance Holdings LLC or any of its property; (d) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of or for Great Lakes Insurance Holdings LLC; and (e) any permitted successors and assigns of any of the foregoing.

(i) "Proceeding" means any action, administrative action, suit, arbitration, or other proceeding arising out of or relating to the interpretation or enforcement of, this Guaranty, including: (a) an Insolvency Proceeding involving Guarantor; (b) any proceeding in which FHLBI endeavors to enforce this Guaranty against Guarantor, whether or not FHLBI prevails; and (c) any proceeding commenced by Guarantor against FHLBI.

(j) "Requirement of Law" means any applicable provision of the FHLBI's Collateral Policy, the Federal Home Loan Bank Act of 1932, as amended, and all applicable local, state, and federal laws, regulations, orders, judgments, and self-regulatory organization requirements.

(k) "State" means the State of Indiana.

(l) "Subsidiary" means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(m) "Transaction Document" means this Guaranty, the Advances Agreement, each Application for Advance, each Advice of Credit, each Funding Agreement, and each Other Credit Product Agreement, as any of the foregoing may be amended, supplemented, superseded, or restated from time to time.

2. *Absolute Guaranty of All Guaranteed Obligations.* Guarantor absolutely, unconditionally, and irrevocably guarantees Member's prompt and complete payment of all Guaranteed Obligations. Guarantor shall be liable for, and obligated to pay, all Guaranteed Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay any Guaranteed Obligation(s) when and as required to be paid pursuant to the Transaction Documents, subject to any applicable senior liens, encumbrances, and security interests in such assets.

3. *Nature and Scope of Liability.* Guarantor's liability under this Guaranty is primary and not secondary. Guarantor's liability under this Guaranty shall be in the full amount of all Guaranteed Obligations.

4. *Changes in Transaction Documents.* Without notice to, or consent by, Guarantor, and in FHLBI's sole and absolute discretion and without prejudice to FHLBI or in any way limiting or reducing Guarantor's liability under this Guaranty, FHLBI may: (a) grant extensions of time, renewals or other indulgences or modifications to Member or any other party under any of the Transaction Document(s), (b) agree with Member to any change, amendment or modification of any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Collateral, (d) accept or reject additional Collateral, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Collateral, or attempt to foreclose or otherwise realize on any Collateral, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Member in such amount(s) and at such time(s) as FHLBI may determine, (i) credit payments in such manner and order of priority to repurchase price, pricing differential, or other obligations as FHLBI may determine in its discretion (in accordance with the Transaction Documents), and (j) otherwise deal with Member and any other party related to the Transactions

or any Collateral as FHLBI may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor's liability under this Guaranty shall continue even if FHLBI and Member alter any obligations under the Transaction Documents in any respect or FHLBI's or Guarantor's remedies or rights against Member are in any way impaired or suspended without Guarantor's consent. If FHLBI performs any of the actions described in this paragraph, then Guarantor's liability shall continue in full force and effect even if FHLBI's actions impair, diminish or eliminate Guarantor's subrogation, contribution, or reimbursement rights (if any) against Member, or otherwise adversely affect Guarantor or expand Guarantor's liability hereunder.

5. *Omitted*

6. *Nature of Guaranty.* Guarantor's liability under this Guaranty is a guaranty of payment of the Guaranteed Obligations, and is not a guaranty of collection or collectibility. Guarantor's liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor's liability under this Guaranty is a several, continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guaranteed Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Member had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against any Guaranteed Obligation that would or might be available to Member, other than actual payment and performance of such Guaranteed Obligations in full in accordance with their terms. Guarantor waives any right to compel FHLBI to proceed first against Member or any Collateral before proceeding against Guarantor. Guarantor agrees that if any of the Guaranteed Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor's liability under this Guaranty shall continue in full force with respect to all Guaranteed Obligations as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Member. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor's liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guaranteed Obligations regardless of the scope of Member's liability thereunder. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which FHLBI disburses Advances proceeds to Member or otherwise, or any waiver of the terms of any Transaction Document by FHLBI or other failure of FHLBI to require full compliance with the Transaction Documents. Guarantor's liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor's liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Collateral whether caused by (a) hazardous substances, (b) FHLBI's failure to

perfect a security interest in any Collateral, (c) any disability or other defense(s) of Member, or (d) any breach by Member of any representation or warranty contained in any Transaction Document.

7. *Waivers of Rights and Defenses*. Guarantor waives any right to require FHLBI to (a) proceed against Member, (b) proceed against or exhaust any Collateral, or (c) pursue any other right or remedy for Guarantor's benefit. Guarantor agrees that FHLBI may proceed against Guarantor with respect to the Guaranteed Obligations without taking any actions against Member and without proceeding against or exhausting any Collateral. Guarantor agrees that FHLBI may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Member without impairing FHLBI's rights and remedies in enforcing this Guaranty, under which Guarantor's liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that FHLBI's exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor's right of subrogation or recovery against Member (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by FHLBI's acts or omissions. If FHLBI's enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit FHLBI's rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor's liability after a nonjudicial foreclosure sale to the difference between the Guaranteed Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit FHLBI's right to recover a deficiency judgment after any foreclosure sale, or (iii) require FHLBI to exhaust its Collateral before FHLBI may obtain a personal judgment for any deficiency. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting FHLBI's recourse to specific Collateral or limiting FHLBI's right to enforce a deficiency judgment against Member or any other person, shall have absolutely no application to Guarantor's liability under this Guaranty. To the extent that FHLBI collects or receives any sums or payments from Member or any proceeds of a foreclosure or similar sale, FHLBI shall have the right, but not the obligation, to apply such amounts first to that portion of Member's indebtedness and obligations to FHLBI (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment. No agreement or waiver hereunder shall permit FHLBI to recover in total from Member and Guarantor an amount greater than the total amount of Guaranteed Obligations.

8. *Additional Waivers*. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, diligence, presentment, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. Guarantor further waives the right to plead any and all statutes of limitations and statutes of repose as a defense to Guarantor's liability under this Guaranty or the enforcement of this Guaranty. No failure or

delay on FHLBI's part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. *Other Actions Taken or Omitted.* Notwithstanding any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied as to any Guaranteed Obligation only upon the full and final payment and satisfaction of such Guaranteed Obligations.

10. *No Duty to Prove Loss.* To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay FHLBI upon request (to be applied on account of the Guaranteed Obligations) the amount provided for in this Guaranty, without any requirement that FHLBI demonstrate that the Collateral is inadequate for the Transactions; or that FHLBI has currently suffered any loss; or that FHLBI has otherwise exercised (to any degree) or exhausted any of FHLBI's rights or remedies with respect to Member or any Collateral. Notwithstanding the foregoing, in connection with a claim for amounts due to FHLBI pursuant to clause (b) of the definition of Guaranteed Obligations, FHLBI shall furnish to Guarantor reasonable support for its calculation of such amount (which shall not in any case require the disclosure of any privileged communications or information, including as to Legal Costs).

11. *Full Knowledge.* Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies FHLBI may pursue against Member and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Collateral, and (c) Member's financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Member's obligations to FHLBI. FHLBI has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Member, the Transactions or any Collateral. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Member or Guarantor, or other actions or events relating to Guarantor (including a change in Guarantor's financial position), as set forth in the Transaction Documents, constitute event(s) of default under the Transaction Documents.

12. *Representations and Warranties.* Guarantor acknowledges, represents and warrants as follows, and acknowledges that FHLBI is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:

(a) *Due Execution; Enforceability.* The Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration. The Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its respective terms subject to bankruptcy, insolvency, and other limitations on creditors' rights generally and to equitable principles.

(b) *No Conflict.* The execution, delivery, and performance of this Guaranty will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any contractual obligation to which Guarantor is now a party or by which it is otherwise bound or to which the assets of Guarantor are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Guarantor thereunder, other than pursuant to this Guaranty, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any applicable Requirement of Law; in each case, to the extent that such conflict or breach would have a material adverse effect upon Guarantor's ability to perform its obligations hereunder. Guarantor has all necessary licenses, permits and other consents required by all applicable local, state, and federal laws, orders, judgments, self-regulatory organization requirements, and regulations necessary for the performance of its obligations under this Guaranty.

(c) *Litigation; Requirements of Law.* There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened against Member, Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Guarantor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Member or Guarantor, or which may have an adverse effect on the validity of the Guaranty or the Transaction Documents or the Collateral or any action taken or to be taken in connection with the obligations of Guarantor under the Guaranty or of Member under any of the Transaction Documents. Guarantor is in compliance in all material respects with all Requirements of Law applicable to Guarantor. Neither Member nor the Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or governmental authority.

(d) *No Third Party Consent Required.* No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), except those consents provided as of this date hereof, is required in connection with Guarantor's execution of this Guaranty or performance of Guarantor's obligations under this Guaranty. Guarantor's execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(e) *Authority and Execution.* Guarantor is duly formed and validly existing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary organizational and legal action to authorize this Guaranty.

(f) *No Representations by FHLBI.* Guarantor delivers this Guaranty based solely upon Guarantor's own independent investigation and based in no part upon any representation or statement by FHLBI.

13. *No Misstatements.* No information, exhibit, report or certificate furnished by Guarantor to FHLBI in connection with the Transactions or any Transaction Document contains any material misstatement of fact.

14. *Reimbursement and Subrogation Rights.* Except to the extent that FHLBI notifies Guarantor to the contrary in writing from time to time:

(a) *General Deferral of Reimbursement.* Guarantor waives any right to be reimbursed by Member for any payment(s) made by Guarantor on account of the Guaranteed Obligations, unless and until all Guaranteed Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of FHLBI's entering into the Transactions (which benefit Guarantor, as an indirect owner or principal of Member) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Member as consideration for this Guaranty.

(b) *Deferral of Subrogation and Contribution.* Guarantor agrees it shall have no right of subrogation against Member or FHLBI and no right of subrogation against any Collateral, unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to FHLBI under) any applicable law, including any insurance, bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to FHLBI; (c) all periods within which such payment may be set aside or invalidated have expired; and (d) FHLBI has released, transferred or disposed of all of its right, title and interest in all Collateral (such deferral of Guarantor's subrogation and contribution rights, the "Subrogation Deferral").

(c) *Effect of Invalidation.* To the extent that a court of competent jurisdiction determines that Guarantor's Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by FHLBI that Guarantor's rights of subrogation against Member or FHLBI and Guarantor's right of subrogation against any Collateral shall at all times be junior and subordinate to FHLBI's rights against Member and to FHLBI's right, title and interest in such Collateral.

(d) *Claims in Insolvency Proceeding.* Guarantor shall not file any claim in any Insolvency Proceeding affecting Member unless Guarantor simultaneously assigns and transfers such claim to FHLBI, without consideration, pursuant to documentation fully satisfactory to FHLBI. Guarantor shall automatically be deemed to have assigned and transferred such claim to FHLBI whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes FHLBI (and grants FHLBI a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor's behalf. FHLBI shall

have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guaranteed Obligations have been paid in full FHLBI shall release to Guarantor any further payments received on account of any such claim.

15. *Waiver Disclosure*. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor's liability to FHLBI. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a "Waiver Disclosure"). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect FHLBI to provide a Waiver Disclosure. It is not necessary for FHLBI or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a) *Actions by FHLBI.* FHLBI will be able to take a wide range of actions relating to Member, the Transactions, and the Transaction Documents, all without Guarantor's consent or notice to Guarantor. Guarantor's full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor's obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor's obligations under this Guaranty.

(b) *Interaction with Member Liability.* Guarantor shall be fully liable for all Guaranteed Obligations even if Member has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Member. Guarantor acknowledges that Guarantor's full and unconditional liability under this Guaranty (with respect to the Guaranteed Obligations as if they were fully enforceable against Member) will continue notwithstanding any such limitations on or impairment of Member's liability.

(c) *Timing of Enforcement.* FHLBI will be able to enforce this Guaranty against Guarantor even though FHLBI might also have available other rights and remedies that FHLBI could conceivably enforce against the Collateral or against other parties. As a result, FHLBI may require Guarantor to pay the Guaranteed Obligations earlier than Guarantor would prefer to pay the Guaranteed Obligations, including immediately upon the occurrence of a default by Member. Guarantor will not be able to assert against FHLBI various defenses, theories, excuses, or procedural requirements that might otherwise force FHLBI to delay or defer the enforcement of this Guaranty against

Guarantor. Guarantor acknowledges that Guarantor intends to allow FHLBI to enforce the Guaranty against Guarantor in such manner. All of Guarantor's assets will be available to satisfy FHLBI's claims against Guarantor under this Guaranty.

(d) *Continuation of Liability.* Guarantor's liability for the Guaranteed Obligations shall continue at all times until the Guaranteed Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor's view Guarantor's liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

16. *FHLBI's Disgorgement of Payments.* Guarantor's obligations under this Guaranty shall continue and remain in full force and effect at all times until the Guaranteed Obligations have actually been irrevocably paid in full. Guarantor's obligations under this Guaranty shall be reinstated if, pursuant to any Insolvency Proceeding or otherwise, all or any part of any payment by Guarantor is avoided or recovered directly or indirectly from FHLBI as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions. Subject to the foregoing, Guarantor's liability under this Guaranty shall continue until all periods have expired within which FHLBI could (on account of any Insolvency Proceedings, whether or not then pending, affecting Member or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guaranteed Obligations.

17. *Financial Information.*

(a) *Annual Financial Statements.* Guarantor will provide to FHLBI as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of Guarantor, financial statements of Guarantor, audited by an independent certified public accountant, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements, all prepared in accordance with accounting principles generally applied in the United States ("GAAP") on a basis consistent with prior years unless specifically noted thereon, and further accompanied by a Management's Discussion and Analysis of Financial Condition and Results of Operations prepared in compliance with 17 C.F.R. § 229.303 (or any successor regulation) and by Guarantor and Guarantor's independent certified public accountant. Such financial statements shall be accompanied by the certificate of an officer of Guarantor familiar with such matters that such financial statements present fairly the financial condition of Guarantor as of the date thereof and the results of Guarantor's operations for the period then ended and that no Event of Default and no circumstances that would constitute a default but for the giving of notice and/or passing of time exists under this Guaranty or the Transaction Documents, or if any default or circumstances that would constitute a default but for the giving of notice and/or passing of time exists, stating the nature and status thereof. Notwithstanding the foregoing, the Guarantor's obligation to deliver annual audited consolidated financial statements and MD&A hereunder will be deemed to have been met by the timely filing with the U.S. Securities & Exchange Commission ("SEC") of annual reports on Form

10-K at any time that the Guarantor has a class of securities registered with, and is obligated to deliver such reports to, the SEC.

(b) *Quarterly Financial Statements.* Guarantor will, not later than forty-five (45) days after the close of each fiscal quarter of Guarantor, provide to FHLBI a balance sheet and a statement of profit and loss in a form acceptable to FHLBI, prepared by Guarantor and certified by Guarantor to be accurate and complete, reflecting Guarantor's financial condition as of the end of that fiscal quarter. Such financial statements shall be accompanied by the certificate of an officer of Guarantor familiar with such matters that such financial statements present fairly the financial condition of Guarantor as of the date thereof and the results of Guarantor's operations for the period then ended and that no Event of Default and no circumstances that would constitute a default but for the giving of notice and/or passing of time exists under this Guaranty or the Transaction Documents, or if any default or circumstances that would constitute a default but for the giving of notice and/or passing of time exists, stating the nature and status thereof. Notwithstanding the foregoing, the Guarantor's obligations to deliver quarterly consolidated financial statements hereunder will be deemed to have been met by the timely filing with the SEC of quarterly reports on Form 10-Q at any time that the Guarantor has a class of securities registered with, and is obligated to deliver such reports to, the SEC.

(c) *Supplemental Financial Information.* Guarantor shall also, within five business days after FHLBI's request made at any time, deliver to FHLBI such additional financial information relating to Guarantor as FHLBI may reasonably request and which is in Guarantor's possession, so long as the disclosure of same by the Guarantor is not prohibited under applicable Requirements of Law, including, without limitation, the rules and regulations of the SEC and any national or other exchange on which any class of securities of the Guarantor may be listed.

(d) *Confidentiality of Information.* The provisions of Section 5.15 of the Advances Agreement shall apply to any information disclosed by the Guarantor to the FHLBI pursuant to this Section 17, with the Guarantor having the rights and obligations ascribed to the "Member" in such Section 5.15, it being understood, however, that in all events the Guarantor shall be permitted to disclose such information concerning the Advances Agreement, this Guaranty and all Transactions and related agreements and understandings to the extent required by Requirements of Law.

18. *Right to Set Off.* Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off FHLBI may have with respect to any cash, cash equivalents, or the like which may now or hereafter be put on deposit with FHLBI by Member or by Guarantor, or with respect to FHLBI stock owned by Member. Upon the occurrence and during the continuance of any Event of Default, FHLBI is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), FHLBI stock, or other Collateral at any time held and other indebtedness at any time owing by FHLBI to or for the credit or the account of Member or Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective

of whether or not FHLBI shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. FHLBI agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty. The rights of FHLBI under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which FHLBI may have.

19. *Consent to Jurisdiction.* Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the State that FHLBI may select from time to time. By executing this Guaranty, Guarantor irrevocably accepts and submits to the nonexclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final non-appealable judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor's liability for the full amount of such judgment.

20. *Merger; No Conditions; Amendments.* This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without FHLBI's written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

21. *Enforcement.* In the event of any Proceeding between Guarantor and FHLBI, including any Proceeding in which FHLBI enforces or attempts to enforce this Guaranty or the Transactions against Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse FHLBI for all Legal Costs of such Proceeding.

22. *Fundamental Changes.* Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without FHLBI's prior written consent.

23. *Further Assurances.* Guarantor shall execute and deliver such further documents, and perform such further acts, as FHLBI may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.

24. *Certain Entities.* If Member or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor's liability shall not be impaired by changes in the name or composition of Member or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Member or Guarantor shall not

diminish Guarantor's liability or (if Guarantor is a partnership) the liability of any withdrawing general partners of Guarantor.

25. *Counterparts*. This Guaranty may be executed in counterparts.

26. *WAIVER OF TRIAL BY JURY*. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

27. *Miscellaneous*.

(a) *Assignability*. FHLBI may assign the rights under this Guaranty (in whole or in part) together with any one or more of the Transaction Documents in accordance with terms of the Advances Agreement without in any way affecting Guarantor's liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as FHLBI shall reasonably request. FHLBI may from time to time designate any third party to hold and exercise any or all of FHLBI's rights and remedies under this Guaranty. This Guaranty shall benefit FHLBI and its successors and assigns (including any such designated third party) and shall bind Guarantor and its heirs, executors, administrators, successors, and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of FHLBI.

(b) *Notices*. All notices, requests, and demands to be made under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email provided that such email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address set forth in the opening paragraph of this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 27(b). A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of email, upon delivery such email; provided that (i) such email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

(c) *Interpretation*. This Guaranty shall be enforced and interpreted according to the laws of the State, disregarding its rules on conflicts of laws. The word "include" and its variants shall be interpreted in each case as if followed by the words "without limitation."

(d) *Recitals*. The recitals set forth at the head of this Guaranty are incorporated herein by this reference.

28. *Business Purposes*. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor's obligation(s) under this Guaranty constitute(s) a "debt" within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if FHLBI (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

29. *No Third-Party Beneficiaries*. This Guaranty is executed and delivered for the benefit of FHLBI and its successors, and assigns, and is not intended to benefit any third party.

30. *CERTAIN ACKNOWLEDGMENTS BY GUARANTOR.* GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR'S CHOICE; (B) FHLBI HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF MEMBER'S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR'S OBLIGATIONS UNDER THIS GUARANTY.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day first written above.

NEW YORK MORTGAGE TRUST, INC.,
a Maryland corporation

By: [signature]
Name: Steve Mumma
Title: Chairman / CEO / President

By: [signature]
Name: Nathan Reese
Title: Vice President & Secretary

State of New York)
) SS:
County of New York)

On this 1st day of April, 2015, before me personally came Steve Mumma and Nathan Reese, to me known, who, being by me duly sworn, did depose and state that they are the CEO and Vice President of **NEW YORK MORTGAGE TRUST, INC.**, a Maryland corporation; and that they signed their names thereto on behalf of such limited liability company and that said Steve Mumma and Nathan Reese are duly authorized and acknowledge the execution of said instrument to be the voluntary act and deed of such corporation.

[signature] (SEAL)
Notary Public Signature

Monica Mendoza
Printed Name

My Commission Expires: June 28, 2018

My County of Residence: New York

o:\sharing\executive_legal\credit mtrs\nymt\nymt parent guaranty for glih v1 030315.docx

MONICA MENDOZA
Notary Public - State of New York
No. 01ME6224194
Qualified in New York County
My Commission Expires June 28, 2018